Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF EVERBRIDGE, INC.

Everbridge, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The Corporation was originally incorporated under the name 3n Global, Inc. The name of the corporation is Everbridge, Inc.

2.	The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 2008.

3.	This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Second Amended and Restated Certificate of Incorporation of the corporation as herein set forth in full.

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is Everbridge, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of this Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue three classes of stock to be designated “Common Stock,” “Class A Common” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000 shares, $0.001 par value per share. The total number of shares of Class A Common that the Corporation is authorized to issue is 8,841,040 shares, $0.001 par value per share (the “Class A Common”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is 32,582,779 shares, $0.001 par value per share, (i) 17,992,237 of which shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), and (ii) 14,590,542 of which are designated as “Series A-1 Preferred Stock” (the “Series A-1 Preferred” and, together with the Series A Preferred, sometimes hereinafter to as the “Preferred Stock”).

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock and the holders of Class A Common as set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Third Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

B.	CLASS A COMMON

1. Voting. The shares of Class A Common shall be non-voting except as may otherwise be required by applicable law.

2. Dividends. The holders of Class A Common shall have the dividend rights described in Section C.I below.

3. Rights on Liquidation. The holders of Class A Common shall have the liquidation rights described in Section C.2 below.

4. Conversion. Shares of Class A Common shall not be convertible at the option of the holder thereof; provided, however, that each share of Class A Common shall automatically be converted into one fully-paid and non-assessable share of Common Stock immediately prior to the occurrence of an Automatic Conversion Event (as defined in Section C.5(b) hereof).

5. Adjustments.

(a) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the first date on which shares of Class A Common are issued by the Corporation (the “Class A Common Issue Date”), the outstanding shares of Class A Common shall be proportionately subdivided, combined or consolidated; provided, however, that no such proportionate adjustment shall be made to the outstanding shares of Class A Common in connection with, or as a result of, the Splits.

(b) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class A Common Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section C.1 or C.2 do not apply to such dividend or distribution, then and in each such event the holders of Class A Common shall receive, simultaneously with the distribution to the holders of Common Stock, the same per share dividend or other distribution of such securities or other property as is made on a share of Common Stock.

(c) Adjustment for Common Stock Dividends and Distributions. If, after the Class A Common Issue Date, the Corporation at any time or from time to time makes or declares a dividend or other distribution to the holders of Common Stock payable in additional shares of Common Stock, in each such event the Corporation shall simultaneously make or declare a dividend or other distribution to the holders of shares of Class A Common payable in additional shares of Class A Common and in a per share amount equal to the number of shares of Common Stock paid or distributed on each outstanding share of Common Stock.

(d) Reclassifications and Reorganizations. Subject to the provisions of Section C.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section B.5(a)-(c), then, each share of outstanding Class A Common shall be converted or exchanged for securities, cash or other property in such transaction in the same manner as the Common Stock.

C.	PREFERRED STOCK

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

1. Dividends.

(a) Series A Preferred and Series A4 Preferred. The holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at an annual rate equal to (i) eight percent (8%) of the Original Series A Price (as defined in Section C.5(a)(i)) per share per annum for each outstanding share of Series A Preferred held by them from and after the date of issuance of such shares, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events with respect to the Series A Preferred (a “Series A Recapitalization Event”), and (ii) eight percent (8%) of the Original Series A-1 Price (as defined in Section C.5(a)(ii)) per share per annum for each outstanding share of Series A-1 Preferred held by them from and after the date of issuance of such shares, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events with respect to the Series A-1 Preferred (a “Series A-1 Recapitalization Event” and, together with a Series A Recapitalization Event, the “Recapitalization Event”). The annual dividends payable pursuant to clauses (i) and (ii) of this section C.1(a) are hereinafter individually and collectively referred to as the “Accruing Dividends”). Such Accruing Dividends shall accrue from day to day and shall be payable when and if declared by the Corporation’s Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock (other than those dividends on shares of Common Stock payable solely in Common Stock), and shall be payable whether or not declared at the times specified in this Third Amended and Restated Certificate of Incorporation. The

Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (x) the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid, or (y) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment for a Recapitalization Event with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Series A Issue Price and/or Original Series A-1 Issue Price (each as defined below), as the case may be, as adjusted for any Recapitalization Event; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section C.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The dividends payable to the holders of the Preferred shall be cumulative, and shall accrue to the holders of Preferred Stock, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part and regardless of whether declared.

(b) Class A Common. After payment of dividends to the holders of Preferred Stock as set forth above, dividends may be declared and distributed among all holders of Class A Common. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required elsewhere in this Third Amended and Restated Certificate of Incorporation) the holders of Class A Common shall receive the same dividend per share as the holders of Common Stock.

(c) Common Stock. After payment of dividends to the holders of Preferred Stock and Class A Common as set forth above, dividends may be declared and distributed among all holders of Common Stock.

(d) Dividends and Conversion of Preferred Stock. In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section C.5), or Class A Common (as provided in Section B.4), the Corporation shall pay in cash, to the holders of Preferred Stock and Class A Common subject to conversion, the full amount of any such dividends at the time of such conversion.

2. Liquidation Preference. Unless the holders of not less than a majority of the then-outstanding shares of Preferred Stock agree otherwise, in the event of (i) any liquidation,

dissolution, or winding up of the Corporation, whether voluntary or not, (ii) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Corporation, (iii) the exclusive license of all or substantially all of the material intellectual property rights of the Corporation, or (iv) the acquisition of the Corporation by means of consolidation, corporate reorganization, merger or other transaction or series of related transactions in which stockholders of the Corporation immediately prior to such transaction(s) do not own at least a majority of the outstanding voting securities of the successor entity (in each case, other than in connection with a reincorporation of the Corporation into another jurisdiction) (each, a “Liquidation Event”), distributions to the Corporation’s stockholders shall be made in the following manner:

(e) Series A Preferred and Series A-1 Preferred. The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock or Class A Common by reason of their ownership thereof, an amount equal to the greater of:

(i) With respect to the shares of Series A Preferred held by the holders thereof, (A) the Original Series A Price (as defined in Section C.5(a)(i) below) (as adjusted for any Recapitalization Event), for each share of Series A Preferred then held by such holder, plus an amount equal to any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid on shares of Series A Preferred (the “Series A Liquidation Preference Amount”); or (B) such amount per share as would have been payable had all shares of Preferred Stock and Class A Common been converted into Common Stock pursuant to Sections C.5 and BA, respectively, immediately prior to a Liquidation Event (the “Series A As-Converted Liquidation Amount”), and the holders of Series A Preferred shall thereafter not be entitled, pursuant to the terms hereof, to receive any further distributions or proceeds resulting from a Liquidation Event.

(ii) With respect to the shares of Series A-1 Preferred held by the holders thereof, (A) the Original Series A-1 Price (as defined in Section C.5(a)(ii) below) (as adjusted for any Recapitalization Event), for each share of Series A-1 Preferred then held by such holder, plus an amount equal to any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid on shares of Series A-1 Preferred (the “Series A-1 Liquidation Preference Amount” and, together with the Series A Liquidation Preference Amount, sometimes hereinafter referred to as the “Preferred Stock Liquidation Preference Amount”); or (B) such amount per share as would have been payable had all shares of Preferred Stock and Class A Common been converted into Common Stock pursuant to Sections C.5 and B.4, respectively, immediately prior to a Liquidation Event (the “Series A-1 As-Converted Liquidation Amount” and, together with the Series A As-Converted Liquidation Amount, sometimes hereinafter referred to as the “Preferred Stock As-Converted Liquidation Amount”), and the holders of Series A-1 Preferred shall thereafter not be entitled, pursuant to the terms hereof, to receive any further distributions or proceeds resulting from a Liquidation Event.

If upon the occurrence of such events, the assets and funds available for distribution are insufficient to permit the payment to the holders of Preferred Stock of such full Preferred Stock Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Preferred Stock ratably, in proportion to the full preferential amounts which they would be entitled to receive, pursuant to clauses (i) and (ii) of this Section C.2(a).

(f) Class A Common

(i) Preferred Stock Receives Preferred Stock Liquidation Preference Amount. If the holders of Preferred Stock shall receive the Preferred Stock Liquidation Preference Amount pursuant to Section C.2(a)(i) and (ii) above, after such payment has been made to the holders of Preferred Stock, the holders of Class A Common shall be entitled to receive, prior to and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $0.20 (as adjusted for any Recapitalization Event with respect to the Class A Common) for each share of Class A Common then held by such holder, plus any dividends declared but unpaid on shares of Class A Common. If the assets and funds available for distribution are insufficient to permit the payment to the holders of Class A Common of such full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders after distribution to the holders of the Preferred Stock will be distributed among the holders of the Class A Common ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section C.2(b).

(ii) Preferred Stock Receives Preferred Stock As-Converted Liquidation Amount. If the holders of Preferred Stock receive the Preferred Stock As-Converted Liquidation Amount pursuant to Section C.2(a)(i) and (ii) above, the holders of Class A Common shall be entitled to such amounts as are described in Section C.2(c)(ii) below.

(g) Common Stock.

(i) Preferred Stock Receives Preferred Stock Liquidation Preference Amount. If the holders of Preferred Stock receive the Preferred Stock Liquidation Preference Amount pursuant to Section C.2(a)(i) and (ii) above, after payment of such amount has been made to the holders of Preferred Stock, and payment has been made to the holders of Class A Common of the full amounts to which they are entitled pursuant to Section C.2(b)(i) above, then the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock based on the number of shares held by each such holder.

(ii) Preferred Stock Receives Preferred Stock As-Converted Liquidation Amount. If the holders of Preferred Stock receive the Preferred Stock As-Converted Liquidation Amount pursuant to Section C.2(a)(i) and (ii) above, after payment of such amount has been made to the holders of Preferred Stock, the remaining assets of the Corporation available for distribution to the stockholders shall be distributed ratably among the holders of Common Stock and Class A Common based on the number of shares held by each such holder.

(h) Noncash Distributions. The value of securities and property paid or distributed pursuant to this Section C.2 shall be computed at fair market value (the “Noncash

Distribution Price”) at the time of payment to the Corporation or at the time made available to stockholders, all as determined by the Board of Directors (which determination shall be agreed upon by at least one Preferred Stock Director) in the good faith exercise of their reasonable business judgment, provided, however, that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices). In the event that the Board of Directors is unable to agree upon the determination of the Noncash Distribution Price, then the Preferred Stock Directors (as defined below), on the one hand, and the remaining members of the Board of Directors, on the other hand, shall each select an appraiser experienced in the business of evaluating or appraising the market value of stock. The two (2) appraisers so selected (the “Initial Appraisers”) shall, within ten (10) business days, appraise the fair market value of the securities or other assets in question. If the difference between the resulting appraisals is not greater than ten percent (10%) of either appraisal, then the average of the appraisals shall be deemed the fair market value of the securities in question; otherwise, the Initial Appraisers shall select an additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers. If they fail to select such Additional Appraiser as provided above, then the Board of Directors may apply to any judge of any court of general jurisdiction for the appointment of such Additional Appraiser. The Additional Appraiser shall then choose from the range of values determined by the Initial Appraisers the value within that range that the Additional Appraiser considers closest to the fair market value of the securities in question, and such value shall be the fair market value for purposes of this Section C.2(d). The Additional Appraiser shall forthwith give written notice of his determination to the Board of Directors. The foregoing methodology for determining fair market value shall be referred to herein as the “Valuation Methodology.” The fees and expenses of the appraisal shall be paid by the Corporation.

(e) Consent for Certain Repurchases. In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California General Corporations Code (the “CGCL”) shall not apply in all or in part with respect to such repurchases, and each holder of an outstanding share of Series A Preferred shall be deemed to have consented, solely for the purposes of Sections 502, 503 and 506 of the CGCL, to the distributions deemed to be made to such holders of Common Stock.

3. Voting Rights.

(a) General Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock at any annual or special meeting of stockholders of the Corporation, or by written consent, upon the election of directors and upon any other matter submitted to a vote of stockholders, except as otherwise provided herein or those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b) Election of Board of Directors. Notwithstanding the provisions of Section C.3(a) above, (i) the holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors (each, a “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) for so long as at least Five Million Six Hundred Fifty One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock (as adjusted for any Recapitalization Event) remain outstanding, the holders of Preferred Stock, voting as a separate class on an as-if converted to Common Stock basis; shall be entitled to elect three (3) members of the Board of Directors (each a “Preferred Stock Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors (each, an “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. To the extent that there shall be less than Five Million Six Hundred Fifty One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock outstanding (subject to adjustment for a Recapitalization Event), any member of the Board of Directors who would otherwise have been elected in accordance with the provisions of clause (ii) hereof shall instead be elected by holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section C.3(b). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(c) Removal of Directors. Any director who shall have been elected solely by the holders of the Preferred Stock or Common Stock may be removed during such director’s term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Preferred Stock (voting together as a single class on an as-if converted to Common Stock basis) or Common Stock, as the case may be, provided, however, that during such time or times that the Corporation is subject to Section 2115(b) of the CGCL, unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(d) Cumulative Voting. As long as the Corporation is subject to Section 2115 of the CGCL, every stockholder entitled to vote at an election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting, and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4. Redemption. The holders of Preferred Stock shall not have redemption rights hereunder.

5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, without the payment of any additional consideration by the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Preferred Stock as follows:

(i) Each share of Series A Preferred shall be convertible at the conversion rate determined by dividing the Original Series A Price (subject to adjustment for any Recapitalization Events) by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series A Price” shall be $0.392 and the initial “Series A Conversion Price” shall be $0.392. The number of shares of Common Stock into which each share of Series A Preferred may be converted is hereinafter referred to as the “Series A Conversion Rate” of the Series A Preferred. The Series A Conversion Price shall be subject to adjustment as set forth in Section C.5(c) below.

(ii) Each share of Series A-1 Preferred shall be convertible at the conversion rate determined by dividing the Original Series A-1 Price (subject to Adjustment for any Recapitalization Events) by the Series A-1 Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series A-1 Price” shall be $0.4335 and the initial “Series A-1 Conversion Price” shall be $0.4335. The number of shares of Common Stock into which each share of Series A-1 Preferred may be converted is hereinafter referred to as the “Series A-1 Conversion Rate” of the Series A-1 Preferred. The Series A-1 Conversion Price shall be subject to adjustment as set forth in Section C.5(c) below. The Series A Conversion Price and the Series A-I Conversion Price are each hereinafter referred to as a “Conversion Price.”

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock at the then effective Series A Conversion Rate or Series A-1 Conversion Rate, as applicable, immediately upon the earlier of (each, an “Automatic Conversion Event”):

(i) the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-if converted to Common Stock basis; or

(ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), (A) which results in aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Corporation of at least $35,000,000, and (B) a per share price not less than five times the Original Series A-I Price per share (subject to adjustment for a Recapitalization Event) (a “Qualified Public Offering”).

(c) Adjustments to Conversion Price.

(i) Special Definitions. For purposes of this Section C.5(c), the following definitions shall apply:

(A) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(B) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(C) “Pool” shall mean up to an aggregate of 11,308,433 shares of Common Stock, comprised of the sum of (x) 6,726,892 shares of Common Stock underlying options granted as of the date hereof; and (y) 898,358 shares of Common Stock reserved for issuance under stock awards available for grant as of the date hereof; and (z) 3,683,183 shares of Common Stock, which may be reserved for issuance under any, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors. For purposes hereof, any shares of Common Stock described above that again become available for issuance by the Corporation as a result of (A) in respect of shares of Common Stock subject to outstanding options or stock awards, such options or stock awards expiring and/or terminating or (B) in respect of shares of Common Stock acquired pursuant to the exercise of stock options or stock awards, such shares of Common Stock being reacquired by the Corporation, shall in each case be added back into the Pool. Reference to the number of shares of Common Stock in this Section 5(c)(i)(C) shall mean such number of shares as shall be appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.5(c)(iii) below, deemed to be issued) by the Corporation after the Series A-1 Original Issue Date (as defined below), other than shares of Common Stock or other capital stock of the Corporation issued or issuable (collectively, “Exempted Securities”):

(1) up to a number of shares in the Pool, issued or deemed issued to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, and any increase in the Pool approved by the Board or Directors (including the approval of at least one Preferred Stock Director);

(2) without consideration pursuant to a dividend, stock split, combination, recapitalization or similar transaction that is covered by either Section B.5 above or Section C.5(c)(vi) below;

(3) as a dividend or distribution with respect to the Preferred Stock;

(4) upon the conversion of any Convertible Securities or Options outstanding on the Series A-1 Original Issue Date;

(5) in connection with acquisitions and mergers as approved by the Board of Directors (including at least one of the Preferred Stock Directors);

(6) as approved by the Board of Directors in connection with equipment leasing, real estate, bank financing or similar transactions (including at least one of the Preferred Stock Directors);

(7) as approved by the Board of Directors (including at least one of the Preferred Stock Directors) to vendors or customers;

(8) upon conversion of Preferred Stock or other Convertible Securities pursuant to the terms of such Preferred Stock or such Convertible Security; or

(9) as approved by the Board of Directors (including at least one of the Preferred Stock Directors) in connection with strategic alliances, joint ventures and other similar agreements.

(D) “Series A-1 Original Issue Date” shall mean the date on which shares of Series A-1 Preferred are first issued by the Corporation.

(ii) No Adjustment of Conversion Prices. No adjustment in the Conversion Price applicable to the Preferred Stock shall be made with respect to the issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-if converted to Common Stock basis) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Series A-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. Except as provided in Sections 5(c)(iii)(B) and 5(c)(iii)(C) below, no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Section C.5(c)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section C.5(c)(iv) (either because the consideration per share (determined pursuant to Section C.5(c)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A-1 Original Issue Date), are revised after the Series A-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then the affected portion of such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section C.5(c)(iii)(A), whether the increased number of Additional Shares of Common Stock or the Additional Shares of Common Stock with respect to which the consideration payable was decreased) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Section C.5(c)(iv), the applicable Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events (excluding automatic adjustments to the terms thereof pursuant to anti-dilution or similar provisions of such Option or Convertible Security), any adjustment to the applicable Conversion Price provided for in this Section C.5(c)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section C.5(c)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended any adjustment to the applicable Conversion Price that would result under the terms of this Section C.5(c)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock Below Purchase Price. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(c)(iii)), after the Series A-1 Original Issue Date, without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying the applicable Conversion Price in effect on the date of and immediately prior to such issue by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed to be issued) would purchase at such applicable Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue, plus the number of shares of Additional Shares of Common Stock so issued, provided, however, that, for purposes of this Section C.5(c)(iv), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (1) the number of shares of Common Stock actually outstanding, (2) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (3) the number of shares of Common Stock which could be obtained through the exercise and/or conversion of all other rights, Options and Convertible securities outstanding on the day immediately preceding the given date.

(v) Determination of Consideration. For purposes of this Section C.5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, including a Preferred Stock Director, and, if the Board of Directors is unable to agree upon the determination of the fair market value, the Valuation Methodology; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors (including the approval of the Preferred Stock Directors).

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(c), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities.

(vi) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series A-1 Original Issue Date, the applicable Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock) in respect of outstanding shares of Common Stock or in other property and the provisions of Sections C.1 or C.2 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(C) Adjustment for Common Stock Dividends and Distributions. If, after the Series Al Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction of (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this clause (C) to reflect the actual payment of such dividend or distribution.

(D) Reclassifications and Reorganizations. Subject to the provisions of Section C.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section C.5.3(c)(vi)(A)-(C)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation, including the approval of the Preferred Stock Directors) shall be made in the application of the provisions in this Section C.5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section C.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section C.5(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section C.5(b)(i) hereof such conversion shall be deemed to have been made on such date as is specified in or determined pursuant to such written consent, and in the case of an automatic conversion pursuant to Section C.5(b)(ii) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section C.5(b)(ii)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section C.5(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.

(g) No Dilution or Impairment. Without the consent of the holders of Preferred Stock in accordance with Section 6 below, the Corporation will not amend its Third Amended and Restated Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against dilution or other impairment.

All shares of Preferred Stock and Class A Common which shall have been surrendered for conversion or automatically converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section C.5(f) (in the case of Preferred Stock) and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock and Class A Common so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and Class A Common accordingly.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock and Class A Common such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and Class A Common; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock and Class A Common, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock or Class A Common, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification of its Common Stock or Class A Common outstanding involving a change in the Common Stock or Class A Common; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up or to consummate any Liquidation Event;

then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(A) at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock or Class A Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above, unless any such notice period shall be shortened or waived by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Preferred Stock voting together as a single class on an as-if converted to Common Stock basis; and

(B) in the case of the matters referred to in (iii) and (iv) above, at least 15 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock and/or Class A Common shall be entitled to exchange their Common Stock and/or Class A Common for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier), unless any such notice period shall be shortened or waived by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis.

Each such written notice shall be delivered personally, via overnight courier or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock and Class A Common pursuant hereto, provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

6. Protective Provisions. In addition to any other rights provided by law or in this Third Amended and Restated Certificate of Incorporation, (i) so long as at least Five Million Six Hundred Fifty One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock (subject to appropriate adjustment in the event of any Recapitalization Event shall be outstanding), the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class, on an as-if converted to Common Stock basis, take the following actions:

(a) amend, alter or repeal of any provision of the Corporation’s Third Amended and Restated Certificate of Incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of either the Series A-1 Preferred or the Series A Preferred, including, without limitation, any amendment or modification of any provisions of the bylaws (i) restricting the transfers of securities of the Corporation or providing the Corporation or any other party with purchase, co-sale or other rights with respect to any securities of the Corporation proposed to be transferred or (ii) providing indemnification or similar rights to officers, directors or agents of the Corporation;

(b) authorize or issue of any class of stock having any right, preference or priority superior to or on a parity with either the Series A-1 Preferred or the Series A Preferred;

(c) pay any dividends, except for Accruing Dividends;

(d) effect a recapitalization, reorganization or Liquidation Event;

(e) redeem, retire, purchase or acquire, directly or indirectly, through subsidiaries or otherwise, any shares of capital stock, other than at cost, upon a termination of employment or service to the Corporation;

(f) enter into any lines of business that are not primarily related to the business of the Corporation as conducted as of the Series A-1 Original Issue Date;

(g) grant an exclusive license to any of the Corporation’s material intellectual property rights, other than in the ordinary course of business;

(h) acquire all or substantially all of the properties, assets or stock of any other company or entity;

(i) change the authorized number of members of the Corporation’s Board of Directors or the voting rights of stockholders in respect thereof;

(j) amend, waive or alter the rights and privileges of the Corporation’s Common Stock or Class A Common;

(k) authorize or issue any additional shares of Class A Common;

(l) issue any additional shares of, or securities convertible into or exercisable for, Preferred Stock; and

(m) issue Additional Shares of Common Stock.

7. Interpretation. Whenever a reference is made in this Article IV to a Section, such reference shall be to the applicable section of this Article IV unless otherwise indicated.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the bylaws so provide.

ARTICLE VI

Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation, including pursuant to Article IV, Section C 6(a), the bylaws of the Corporation, or otherwise, the Board of Directors is authorized to make, adopt, amend, alter or repeal the bylaws of the Corporation, and the stockholders shall also have power to make, adopt, amend, alter or repeal the bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

This Third Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by the Chief Executive Officer of the Corporation this 19th day of April, 2010.

EVERBRIDGE INC.

By:	/s/ Cinta Putra
Cinta Putra, Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERBRIDGE, INC.

Everbridge, Inc., a company organized and existing under and by virtue of the (General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the name of the corporation is Everbridge, Inc.

2. That the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 22, 2008, whereafter such Certificate of Incorporation was amended and restated a number of times, concluding with the filing of the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Current Charter”) with the Secretary of State of the State of Delaware on April 19, 2010.

3. That the Board of Directors of the Corporation, in accordance with Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, proposing and declaring it advisable to amend the Current Charter as set forth below.

4. That the stockholders of the Corporation approved the proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5. That in connection with the foregoing, the Introductory Paragraph at the beginning of ARTICLE IV of the Current Charter is hereby deleted in its entirety and substituted therefor is the following new Introductory Paragraph at the beginning of ARTICLE IV of the Current Charter:

“The Corporation is authorized to issue three classes of stock to be designated “Common Stock,” “Class A Common” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000 shares, $0.001 par value per share (the “Common Stock”). The total number of shares of Class A Common that the Corporation is authorized to issue is 8,841,040 shares, $0.001 par value per share (the “Class A Common”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is 44,307,693 shares, $0.001 par value per share, (i) 17,992,237 of which shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), and (ii) 26,315,456 of which are designated as “Series A-1 Preferred Stock” (the “Series A-1 Preferred” and, together with the Series A Preferred, sometimes hereinafter the “Preferred Stock”).”

6. That in connection with the foregoing, ARTICLE IV, Section C(3)(b) of the Current Charter is hereby deleted in its entirety and substituted therefor is the following new ARTICLE IV, Section C(3)(b) of the Current Charter:

“(b) Election of Board of Directors. Notwithstanding the provisions of Section C.3(a) above, (i) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (each, a “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) for so long as at least Five Million Six Hundred Fifty One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock (as adjusted for any Recapitalization Event) remain outstanding, the holders of Preferred Stock, voting as a separate class on an as-if converted to Common Stock basis, shall be entitled to elect three (3) members of the Board of Directors (each a “Preferred Stock Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors (each, an “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. To the extent that there shall be less than Five Million Six Hundred Fifty One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock outstanding (subject to adjustment for a Recapitalization Event), any member of the Board of Directors who would otherwise have been elected in accordance with the provisions of clause (ii) hereof shall instead be elected by holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or Written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section C.3(b). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the: outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.”

7. That said amendments shall become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be signed by Cinta Putra, its Chief Executive Officer, this 20th day of January, 2011.

EVERBRIDGE, INC.

By:	/s/Cinta Putra
Cinta Putra

Its:	Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERBRIDGE, INC.

Everbridge, Inc., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the name of the corporation is Everbridge, Inc.

2. That the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 22, 2008, where after such Certificate of Incorporation was amended and restated a number of times, concluding with the filing of the Corporation’s Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 19, 2010, as amended pursuant with the filing of a Certificate of Amendment of Third Amended and Restated Certificate of Incorporation on January 20, 2011 (the “Current Charter”).

3. That the Board of Directors of the Corporation, in accordance with Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, proposing and declaring it advisable to amend the Current Charter as set forth below.

4. That the stockholders of the Corporation approved the proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5. That in connection with the foregoing, the Introductory Paragraph at the beginning of ARTICLE IV of the Current Charter is hereby deleted in its entirety and substituted therefor is the following new Introductory Paragraph at the beginning of ARTICLE IV of the Current Charter:

“The Corporation is authorized to issue three classes of stock to be designated “Common Stock,” “Class A Common” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 125,000,000 shares, $0.001 par value per share (the “Common Stock”). The total number of shares of Class A Common that the Corporation is authorized to issue is 8,841,040 shares, $0.001 par value per share (the “Class A Common”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000 shares, $0.001 par value per share, (i) 17,992,237 of which shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), and (ii) 32,007,763 of which are designated as “Series A-l Preferred Stock” (the “Series A-1 Preferred” and, together with the Series A Preferred, sometimes hereinafter the “Preferred Stock”).”

6. That in connection with the foregoing, ARTICLE IV, Section C.3(b) of the Current Charter is hereby deleted in its entirety and substituted therefore is the following new ARTICLE IV, Section C.3(b) of the Current Charter:

“(b) Election of Board of Directors. Notwithstanding the provisions of Section C.3(a) above, (i) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (each, a “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) for so long as at least Five Million Six Hundred Fifty-One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock (as adjusted for any Recapitalization Event) remain outstanding, the holders of Preferred Stock, voting as a separate class on an as-converted-to-Common Stock basis, shall be entitled to elect two (2) members of the Board of Directors (each a “Preferred Stock Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors (each, an “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. To the extent that there shall be less than Five Million Six Hundred Fifty-One Thousand Four Hundred Sixty-One (5,651,461) shares of Preferred Stock outstanding (subject to adjustment for a Recapitalization Event), any member of the Board of Directors who would otherwise have been elected in accordance with the provisions of clause (ii) hereof shall instead be elected by holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section C.3(b). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.”

7. That said amendments shall become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be signed by Cinta Putra, its Chief Executive Officer, this 29th day of August, 2011.

EVERBRIDGE, INC.

By:	/s/ Cinta Putra
Cinta Putra

Its:	Chief Executive Officer